EXECUTION COPY

WILDCAT SILVER CORPORATION
VENTANA GOLD CORP.
400 – 837 West Hastings Street
Vancouver, BC V6C 3N6

May 18, 2006

Messrs Jon Lehmann, L.P.G.
and Allen Ambrose
5712 E. 25th Avenue Spokane, WA
99223

Dear Sirs:

Re:

Exploration License No. 327-68 covering 3,610.6524 hectares (ha) situated in the California-Vetas Mining District, Department of Santander, Republic of Colombia, Granted by Ministry of Mines and Energy (“MME”), Resolution No. 992013 on March 25, 1998 and modified by MME – IGEOMINAS Resolution No. 130 on February 10, 2006 (“License 327-68”)

Exploration License No. 328-68 covering 99.4686 hectares (ha) (Sector A – 43.12 ha; Sector B – 43.61 ha, Sector C – 11.3886 ha, Sector D – 1.35 ha) situated in the California-Vetas Mining District, Department of Santander, Republic of Colombia, Granted by MME, Resolution No. 992012 on March 25, 1998 (“License 328-68”)

Concession Proposal No. HDB-082 covering 7,000 hectares (ha) situated in the California-Vetas Mining District, Department of Santander, Republic of Colombia, filed at IGEOMINAS-Bogota on April 11, 2006 (“Concession Proposal HDB-082”)

We write to confirm our agreement with you, Jon Lehmann and Allen Ambrose (together, the “Sellers”) for the sale to us, Wildcat Silver Corporation (“Wildcat”) of a 100% interest in Licence 327-68, Licence 328-68 and Concession Proposal HDB-082 (together, the “Property”), conditional upon and subject to, among other things, release of the Sellers from an agreement dated August 25, 2005 between the Sellers and Augusta Capital Corporation (“Augusta”) for the purchase and sale of the Property.

It is understood that the purchase of the Property by Wildcat is part of a series of transactions that includes (i) the transfer by Augusta of all of the issued and outstanding shares of CVS Explorations Ltda. (“CVS”) owned by it, to a corporation incorporated under the Business Corporations Act (British Columbia) for that purpose (“BC Holdco”) and wholly-owned by Augusta; (ii) the acquisition by Wildcat, though its wholly-owned subsidiary Ventana Gold Corp. (“Ventana”), of all of the issued and outstanding shares of

2	EXECUTION COPY

BC Holdco (and hence CVS) from Augusta (the “CVS Acquisition”); (iii) a plan of arrangement between Wildcat and its security holders pursuant to which all of the shares of Ventana will be distributed by Wildcat to the shareholders of Wildcat on a one-for-one basis such that at the time of completion of the Plan of Arrangement all of the outstanding shares of Ventana will be held by the shareholders of Wildcat (the “Plan of Arrangement”); and (iv) contemporaneously with completion of the Plan of Arrangement, the listing of the common shares of Ventana for trading on the CNQ or such other exchange as is acceptable to the Sellers.

The parties hereto now wish to enter into this Agreement in order to set out the terms and conditions of the purchase and sale of the Property and hereby agree as follows:

1.	Interpretation

1.1	Capitalized terms used in this Agreement shall have the meanings ascribed to them in this Agreement.

2.	Purchase and Sale

2.1

Upon and subject to the terms of this Agreement, the Sellers agree to sell to Wildcat and Wildcat agrees to purchase from the Sellers, all of the Seller’s right, title and interest in and to the Property. The parties acknowledge however that the Property will be transferred by the Sellers to, and held by, CVS and that as a result CVS and BC Holdco shall, prior to or contemporaneously with Closing, become bound by this Agreement.

3.	Purchase Price

3.1	The purchase price for the Property is as follows:

(a) the sum of US$20,000, the prior receipt of which is acknowledged by the Sellers; and

(b) the sum of US$75,000, payable by Wildcat to the Sellers on the Closing in the proportion (as between the Sellers) as the Sellers may direct Wildcat prior to the Closing (the “Cash Payment”); and

(c) the issuance and delivery as of the date of this Agreement by Wildcat of an aggregate of 3,000,000 Class “A” special warrants (the “Special Warrants”) on the following basis:

(i) 2,250,000 Special Warrants will be issued to Jon Lehmann, or to whom Jon Lehmann may direct, and 750,000 Special Warrants will be issued to Allen Ambrose, or to whom Allen Ambrose may direct;

(ii) subject to Section 3.1(c)(iii), the Special Warrants will be exercisable by the holders thereof, without the payment of any additional consideration, for an aggregate of 3,000,000 common

3	EXECUTION COPY

shares of Wildcat (the “Wildcat Warrant Shares”), at any time after the Closing Date until May 18, 2007;

(iii)

Wildcat shall include the Special Warrants in the Plan of Arrangement such that upon completion of the Plan of Arrangement, the Special Warrants will be effectively exchanged, without the payment of any additional consideration by the holders thereof, for an aggregate of 3,000,000 common shares of Ventana (the shares issuable upon exchange of the Special Warrants pursuant to this Section 3.1(c)(iii) are known herein as the “Ventana Warrant Shares”); and

(iv)	the certificates representing the Special Warrants will contain the usual provisions as to adjustment for changes in share capital and capital reorganizations.

For the avoidance of doubt, Wildcat may not proceed with the Plan of Arrangement unless Wildcat and Ventana provide evidence to the Sellers that in connection with the Plan of Arrangement the common shares of Ventana (including the Ventana Warrant Shares) have been conditionally accepted for listing on the CNQ, or such other exchange as is acceptable to the Sellers.

3.2

Wildcat hereby grants to the Sellers, a non-transferable pre-emptive right (the “Wildcat Pre-Emptive Right”) in respect of every issuance of Equity Securities (as defined below) by Wildcat, such that the Sellers will have the right to purchase, in the aggregate, up to 10% of the Equity Securities issued by Wildcat during the period commencing on the date hereof and ending on the five year anniversary of such date (the “Pre-Emptive Right Period”) except that if the Special Warrants are included in the Plan of Arrangement pursuant to paragraph 3.1(c)(iii) above such pre-emptive right shall apply mutatis mutandis, as of completion of the Plan of Arrangement, in respect of every issuance of Equity Securities by Ventana (the “Ventana Pre-Emptive Right”) and the Wildcat Pre- Emptive Right will automatically terminate.

The Wildcat Pre-Emptive Right and the Ventana Pre-Emptive Right are hereinafter together referred to as the “Pre-Emptive Right” and for the purposes of this Section 3.2 Wildcat or Ventana, as applicable, is referred to as the “Corporation”.

The Pre-Emptive Right shall have the following terms and conditions:

(a)

In the event that the Corporation wishes at any time during the Pre- Emptive Right Period to issue any Equity Securities from its treasury (and for greater certainty, such an issuance does not include the issuance of Equity Securities upon the exercise or conversion of any option or right issued pursuant to an employee stock option, stock appreciation, share purchase or similar plan, the exercise of share purchase warrants outstanding as of the date of this Agreement, the exercise of the Special

4	EXECUTION COPY

Warrants or Finder’s Fee Warrants or the issuance of Finder’s Fee Shares), the Corporation will give to the Sellers at least 10 days’ written notice of such intention to issue Equity Securities.

(b)

Such notice will describe the attributes of the Equity Securities being offered, including the total number of Equity Securities being offered for allotment and issuance (the “Offered Securities”), the subscription price per Offered Security, and the expected date of issuance of the Offered Securities.

(c)

Upon receipt of an offer pursuant to paragraph (b), the Sellers will have the right to subscribe for up to an aggregate of 10% of the number of Offered Securities subject to such offer, in such proportion as between the Sellers as they may determine.

(d)

Upon accepting the Corporation’s offer to subscribe for any Offered Securities, such accepting Seller will purchase the Offered Securities subscribed for at the subscription price for such Offered Securities as was set out in the notice, at the time of issuance of such Offered Securities by the Corporation.

(e)

If the Sellers fail to give notice within the 10 days that they intend to purchase any or all of the Offered Securities which they are entitled to purchase pursuant to this Pre-Emptive Right, the Corporation will be entitle to issue all of the Offered Securities to any other party on the same terms or on terms no less favorable to the Corporation.

(f)	This Pre-Emptive Right will not terminate as a result of the Sellers failing to exercise, at any time, this Pre-Emptive Right.

(g)

For the purposes of this Section 3.2 “Equity Securities” means any security of any class of the Corporation and any rights, warrants, options or other instruments, entitling the holder, whether or not on a contingency, to acquire shares from the Corporation and any instruments convertible or exchangeable, whether or not on a contingency, into any of the foregoing.

3.3

In respect of the period ending on the two year anniversary of the Closing Date, Wildcat agrees to provide each of the Sellers with as much advance notice as is commercially reasonable of it: (i) ceasing to be a “foreign private issuer” for United States securities laws purposes; or (ii) ceasing to have its securities listed or posted on an exchange or market in Canada (including in particular the CNQ, the TSXV or the TSX). If the Special Warrants are included in the Plan of Arrangement pursuant to paragraph 3.1(c)(iii) above such covenant of Wildcat shall apply mutatis mutandis, as of completion of the Plan of Arrangement to Ventana and Wildcat will automatically cease to be bound by this Section 3.3.

3.4	The Sellers acknowledge that Wildcat and/or Ventana may from time to time request that the references in this Agreement to December 15, 2006 be replaced

5	EXECUTION COPY

with a later date. The Sellers hereby agree that consent to such amendment shall not be unreasonably withheld or delayed. Notwithstanding the foregoing the parties hereby agree that the Sellers shall be under no obligation to consent to, and will not be considered unreasonable to withhold consent to, any request by Ventana and/or Wildcat for an extension beyond February 15, 2007.

4.	Assumption of Liabilities

4.1

From and after May 18, 2006, Ventana and Wildcat (jointly and severally) will assume, pay, discharge, perform and be responsible for any and all obligations and liabilities accruing, arising out of, or relating to the Property, whether actual or contingent, matured or unmatured, liquidated or unliquidated, or known or unknown, which were as of May 18, 2006 or at any time thereafter outstanding or payable by the Sellers, including, without limitation, the full amount of canon fees which are or will be due and payable to the government of Colombia in respect of the time period beginning in June 2006 and concluding in June 2007, and any and all royalties or payments that are required to be made, together with all interest which accrues thereon from time to time and all environmental liabilities and obligations whenever arising from activities on the Property after May 18, 2006 (the “Assumption”), and will indemnify the Sellers against and bear all expenses in connection with this Assumption, including any and all loss or damage suffered or incurred by the Sellers in respect of the obligation to make payments of any nature whatsoever in respect of the debts, liabilities, obligations, claims, demands, costs and expenses hereby assumed.

5.	Conditions Precedent to the Obligations of the Sellers

5.1	All obligations of the Sellers under this Agreement are subject to the fulfillment, before or at Closing, of the following conditions:

	(a)	Ventana’s and Wildcat’s representations and warranties contained in this Agreement will be true at and as of Closing as though such representations and warranties were made as of such time;

	(b)	Ventana and Wildcat will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or before Closing;

(c)

the Sellers will have obtained a fully executed release from Augusta in form and substance substantially similar to Schedule A hereto, whereunder Augusta confirms that it has no interest in the acquisition of the Property or the agreement dated August 26, 2005 between the Sellers and Augusta and that the August 26, 2005 agreement is terminated, and releases the Sellers from any obligations to transfer the Property to Augusta pursuant to that agreement;

	(d)	the CVS Acquisition shall be completed and the Agreement to be Bound (as defined below) shall have been executed and delivered by each of

6	EXECUTION COPY

CVS, BC Holdco, Ventana and Wildcat and the Bare Trust (as defined below) shall have been executed and delivered by CVS and Wildcat;

(e)	concurrently with completion of the transactions contemplated herein, the Consulting Agreement shall have been executed and delivered by, Ventana;

(f)

concurrently with completion of the transactions contemplated herein, the Ventana Finder’s Fee Agreement (as defined below) shall have been executed and delivered by Ventana and the Wildcat Finder’s Fee Agreement (as defined below) shall have been executed and delivered by Wildcat; and

(g)

no order, ruling or determination having the effect of ceasing or suspending the sale of or trading in the common shares of Wildcat or any other securities of Wildcat will have been issued and no proceedings for such purpose will have been commenced, are pending or threatened.

Each of the foregoing conditions is for the exclusive benefit of the Sellers and any such condition may be waived in whole or part by the Sellers at or before Closing by delivering to Wildcat a written waiver to that effect signed by the Sellers.

6.	Conditions Precedent to the Obligations of Wildcat

6.1	All obligations of Wildcat under this Agreement are subject to the fulfillment, before or at Closing, of the following conditions:

	(a)	the Sellers’ representations and warranties contained in this Agreement will be true at and as of Closing as though such representations and warranties were made as of such time;

	(b)	the Sellers will have performed and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by them at or before Closing;

	(c)	the CVS Acquisition shall be completed;

	(d)	concurrently with completion of the transactions contemplated herein, the Sellers shall have executed and delivered the Consulting Agreement; and

(e)

concurrently with completion of the transactions contemplated herein, the Sellers shall have executed and delivered a voluntary pooling agreement in substantially the form attached hereto as Schedule G (the “Pooling Agreement”)

Each of the foregoing conditions is for the exclusive benefit of Wildcat and any such condition may be waived in whole or part by Wildcat at or before Closing by delivering to the Sellers a written waiver to that effect signed by Wildcat.

7	EXECUTION COPY

7.	Representations and Warranties of the Sellers

7.1	The Sellers represent and warrant to Ventana and Wildcat that:

(a)

the Sellers are the beneficial owners of the Property free and clear of all liens, charges or encumbrances whatsoever (other than royalties that may be payable to the Colombian government as required by law);

	(b)	the Sellers have the full right, title, power, capacity and authority to enter into this Agreement and perform their respective obligations under this Agreement;

(c)

other than as disclosed in section 8.1 (b) hereof, there is no adverse claim or challenge against or to the ownership of or title to any of the Property, nor to the knowledge of the Sellers is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Property or any portion thereof, and no person other than the Sellers, pursuant to the provisions hereof, has any royalty or other interest whatsoever in production from any of the mineral claims comprising the Property (other than royalties that may be payable to the Colombian government as required by law), except that Jon Lehmann has granted a power of attorney to Margarita Ricaurte to act on his behalf in respect of the Property;

	(d)	the Sellers have delivered or made available to Wildcat all material information concerning the Property in their possession or control; and

	(e)	all previous work by the Sellers and any parties authorized by the Sellers on the Property has been in accordance with applicable law and sound mining, environmental and business practice.

7.2	Each of the Sellers understands and agrees that:

(a)

the Special Warrants and the securities issuable upon exercise of such Special Warrants have not been and will not be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws, and the Special Warrants are being offered and sold by Wildcat to the Seller in reliance upon Rule 506 of Regulation D under the 1933 Act or Section 4(2);

	(b)	the Seller is resident at the place set out in the address above;

	(c)	the Seller has completed and delivered the U.S. Accredited Investor Questionnaire attached as Schedule B hereto and the Seller makes the representations and warranties contained therein; and

	(d)	the Seller has completed and delivered the Canadian Accredited Investor Questionnare attached as Schedule I hereto and the Seller makes the representation and warranties contained therein.

8	EXECUTION COPY

8.	Wildcat’s Acknowledgement

8.1	Wildcat acknowledges that:

(a)

subject to paragraph (b) below, the Sellers have provided to Wildcat evidence that Jon Lehmann is the holder of the legal title to the Property, the Buyer has obtained a title opinion in respect of the Property and conducted its own due diligence in respect thereof and is satisfied that Jon Lehmann holds the legal title of the Property; and

(b)

the Sellers have been advised by the Ministry of Mines (Colombia) that other applications for the granting of mineral rights associated with Concession Proposal HDB-082 have been filed (the “Prior Filings”) and although the Sellers are challenging such applications there can be no assurance that the Sellers will be successful and be awarded mineral rights associated with Concession Proposal HDB-082.

9.	Representations and Warranties of Ventana and Wildcat

9.1	Ventana and Wildcat each, jointly and severally, warrant and represent to the Sellers that:

	(a)	each of Wildcat and its subsidiaries has been duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and:

		(i)	is in good standing and up to date with all filings required under the relevant corporate legislation which governs it;

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the assets or interests in assets now owned or leased by it or proposed to be acquired by it;

		(iii)	is duly qualified to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties and assets makes such qualification necessary; and

		(iv)	is not in breach or default of any requirement under any applicable laws to which it is subject;

(b)

each of Ventana and Wildcat has the full right, title, power, capacity and authority to enter into this Agreement and has the authority to complete its obligations under this Agreement, including, in the case of Wildcat, the power and authority to authorize, create and issue the Special Warrants, the Finder’s Fee Warrants (as defined below) and the Wildcat Warrant Shares issuable upon exercise thereof, and in the case of Ventana, the Ventana Warrant Shares (as defined below) and the Finder’s Fee Shares (as defined below);

9	EXECUTION COPY

(c)

this Agreement constitutes a legal, valid and binding obligation of each of Ventana and Wildcat, enforceable in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights generally, specific performance, injunctive relief and other equitable remedies granted in the discretion of a court of competent jurisdiction, indemnity and related rights under applicable law and that provisions relating to severing unenforceable provisions may be limited by applicable law;

(d)

none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by Wildcat or Ventana of their respective covenants and obligations herein will:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the constating documents of Wildcat or any of its subsidiaries;

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any applicable law to which Wildcat or any of its subsidiaries is subject;

(iii)

constitute or result in a breach of or a default under any agreement, contract, lease, indenture or other instrument or commitment to which Wildcat or any of its subsidiaries is a party or is or may become subject or from which Wildcat or any subsidiary derives or may derive benefit; or

(iv)

give to any governmental authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to Wildcat or any of its subsidiaries and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of their respective assets and properties;

(e)

except as specifically contemplated hereby, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the execution, delivery and performance by Wildcat and Ventana of this Agreement, or the issuance of the Special Warrants, the Finder’s Fee Warrants, the Wildcat Warrant Shares, the Ventana Warrant Shares or the Finder’s Fee Shares as contemplated herein or the consummation of the transactions contemplated hereby, except for filings pursuant to applicable securities laws;

10	EXECUTION COPY

(f)

Wildcat and its subsidiaries hold all permits, licences, consents and authorizations issued by any governmental authority which are necessary or desirable in connection with the conduct and operation of their respective businesses and the ownership or leasing of their assets as the same are now conducted, owned or leased, and all such permits, licences, consents and authorizations are in full force and effect and no notice of breach or default or defect in respect of the terms of any such permit, licence, consent or authority has been received by Wildcat or any of its subsidiaries and Wildcat is not aware of any matters which could give rise to such notice;

(g)

the audited consolidated financial statements of Wildcat for the fiscal year ended June 30, 2005 and the unaudited consolidated financial statements of Wildcat for the interim period ended December 31, 2005 (together, the “Financial Statements”) are complete and accurate in all respects, fairly present in accordance with generally accepted accounting principles in Canada, the financial position and condition of Wildcat and its subsidiaries taken as a whole at the dates thereof and the results of operations and changes in financial position for the periods then ended, and reflect all liabilities (absolute, accrued, contingent or other) of Wildcat and its subsidiaries as at the dates thereof except those incurred in the ordinary course of business since the date thereof;

(h)

except as disclosed in the listing statement of Wildcat dated May 19, 2006 and filed with CNQ (the “Listing Statement”), or as otherwise disclosed by Wildcat to the Sellers, there are no actions, suits, proceedings, inquiries, claims, possible claims or demands pending or threatened against Wildcat or any of its subsidiaries at law or in equity or before or by any court or federal, provincial, municipal or governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign which in any way materially adversely affect, or in any way may materially adversely affect, the business, operations or condition (financial or other) of Wildcat and its subsidiaries taken as a whole or its assets (on a consolidated basis) or the consummation of the transactions contemplated by this Agreement and Wildcat is not aware of any existing ground on which such action suit, proceeding, inquiry, claim, possible claim or demand might be commenced;

(i)

except as disclosed in the Listing Statement, neither Wildcat nor any subsidiary has entered into any transaction which is or may be material to Wildcat and its subsidiaries taken as a whole and is not in the ordinary course of business;

(j)

all of the outstanding securities of Ventana and 80 of the issued and outstanding shares of Arizona Minerals Inc. (“Arizona”) which shares represent approximately 80% of the issued and outstanding shares of Arizona on a fully diluted basis, are owned of record and beneficially by

11	EXECUTION COPY

Wildcat free and clear of all liens and all of the outstanding securities of Ventana and Arizona have been duly authorized and validly issued and are fully paid and non-assessable;

(k)	Neither Arizona nor Ventana has any subsidiaries as of the date of this Agreement;

(l)	Wildcat is a reporting issuer in each of the provinces of British Columbia, Alberta and Ontario, and is not in material default of any requirement thereunder;

(m)

at the time each document forming the Public Record of Wildcat (as defined below) was filed, each such document did not include, and the Listing Statement does not include, an untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and all information concerning Wildcat that is required to be disclosed or filed by Wildcat under applicable securities laws has been disclosed or filed;

(n)	no securities commission, stock exchange or comparable authority has issued any order preventing or suspending the distribution of the common shares or the trading of securities of Wildcat generally;

(o)

the Special Warrants (and the Finder’s Fee Warrants, if issued) will be duly and validly created and issued, and will constitute legal, valid and binding obligations of Wildcat enforceable in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights generally, specific performance, injunctive relief and other equitable remedies granted in the discretion of a court of competent jurisdiction, indemnity and related rights under applicable law and that provisions relating to severing unenforceable provisions may be limited by applicable law;

(p)

upon exercise or exchange of the Special Warrants (and the Finder’s Fee Warrants, if issued) in accordance with the terms thereof, the Wildcat Warrant Shares and the Ventana Warrant Shares, as the case may be, and Finder’s Fee Shares will be validly issued, fully-paid and non-assessable shares in the capital of Wildcat or Ventana, as the case may be, and will not have been issued in violation of or subject to any pre-emptive rights or contractual rights to purchase securities issued or granted by Wildcat or Ventana;

(q)

the common shares of Wildcat are, and the Wildcat Warrant Shares, the Ventana Warrant Shares and the Finder’s Fee Shares (prior to the issuance of such shares) will be, approved for listing on the CNQ, or such other

12	EXECUTION COPY

more senior stock exchange on which the common shares of Wildcat or Ventana may then be listed;

(r)	the distribution of the Ventana Warrant Shares pursuant to the Plan of Arrangement is expected to be exempt from registration requirements under the 1933 Act under section 3(a)(10);

(s)

the distribution of the Ventana Warrant Shares pursuant to the Plan of Arrangement will be exempt from registration and prospectus requirements of applicable Canadian securities legislation and the Ventana Warrant Shares to be distributed pursuant to the Plan of Arrangement will not be subject to any resale restrictions under applicable Canadian securities legislation provided the conditions set forth in subsection 2.6(3) 2 to 5 of National Instrument 45-102 (“NI 45-102”) are satisfied;

(t)	the distribution of the Finder’s Fee Warrants and the Finder’s Fee Shares are expected to be exempt from registration requirements under the 1933 Act;

(u)

the distribution of the Finder’s Fee Shares and the Finder’s Fee Warrants will be exempt from registration and prospectus requirements of applicable Canadian securities legislation and will not be subject to any resale restrictions under applicable Canadian securities legislation other than the four month hold period prescribed by Section 2.5 of NI 45-102, provided the conditions set forth in subsection 2.5(a) 4 to 7 of NI 45-102 are satisfied;

(v)

the distribution of the Special Warrants is exempt and, provided the representations of the Sellers made herein are true and correct as the date of exercise of the Special Warrants, the Wildcat Warrant Shares will be exempt, from registration requirements under the 1933 Act; and

(w)

the distribution of the Special Warrants and the Wildcat Warrant Shares upon exercise of the Special Warrants and the Finder’s Fee Warrants in accordance with the terms thereof will be exempt from registration and prospectus requirements of applicable Canadian securities legislation will not be subject to any resale restrictions under applicable Canadian securities legislation other than the 4 month hold period prescribed by Section 2.5 of National Instrument 45-102, provided the conditions set forth in subsection 2.5(2) 4 to 7 of NI 45-102 are satisfied.

For the purposes of Section 9.1(m) above, the “Public Record of Wildcat” means any information concerning Wildcat available in its public record (meaning information which is available at www.SEDAR.com under the name of Wildcat pursuant to applicable securities laws).

13	EXECUTION COPY

10.	CVS Acquisition and Plan of Arrangement

10.1

Upon completion of the CVS Acquisition prior to the Closing, Wildcat and Ventana shall execute and deliver, and shall cause BC Holdco and CVS to execute and deliver, an agreement to be bound in the form attached as Schedule C hereto (the “Agreement to be Bound”) and shall immediately thereafter (and concurrently with Closing) cause CVS to execute and deliver the Bare Trust.

10.2

Forthwith after Closing, Wildcat and Ventana will use commercially reasonable efforts to (i) complete the Plan of Arrangement; and (ii) list the common shares of Ventana (including the Ventana Warrant Shares and the Finder’s Fee Shares) for trading on the CNQ, or such other exchange as is acceptable to the Sellers.

10.3

Wildcat and Ventana will use commercially reasonable efforts to structure and complete the Plan of Agreement so that the distribution of the Ventana Warrant Shares pursuant to the Plan of Arrangement is exempt from registration under Section 3 (a) (10) of the 1933 Act.

11.	Additional Covenants and Agreements of Ventana and Wildcat

11.1	Wildcat covenants and agrees with the Sellers that:

(a)

subject to Section 11.2(a), it will spend US$100,000 in qualifying exploration expenditures on the Property in the first year after Closing and a further US$150,000 in qualifying exploration expenditures on the Property in the second year after Closing;

(b)

subject to Section 11.2(a), it will from time to time pay to the Sellers in advance, all necessary funds for any payments due by the Sellers to maintain the Property in good standing, including, without limitation, taxes, in each case, in respect of the period commencing upon the execution and delivery of this Agreement and ending on the day title to the property is transferred to CVS;

(c) it will comply with all applicable laws, rules and regulations and carry out exploration on the Property in a good, workmanlike and efficient manner;

(d)

it will maintain accounts of expenditures in accordance with generally accepted accounting principles, and legislative or regulatory requirements, which accounts will be available for inspection and/or audit by the Sellers, at their cost, at reasonable times;

(e)

it will indemnify and save harmless the Sellers from and against any and all claims, debts, demands, suits, actions and causes of action whatsoever which may be brought or made against the Sellers by any person, firm or corporation and all loss, cost, damages, expenses and liabilities which may be suffered or incurred by the Sellers arising out of or in connection with or in any way referable to, whether directly or indirectly, the entry on, presence on, or activities on the Property or the approaches thereto by

14	EXECUTION COPY

Wildcat, Ventana or the employees, consultants, agents and other delegates thereof including without limitation bodily injuries or death at any time resulting therefrom or damage to property;

(f)	until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will not transfer, pledge or otherwise dispose of any of its assets other than in the ordinary course of business;

(g)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will use its best efforts to preserve the business of Wildcat and its subsidiaries, conduct the business of Wildcat and its subsidiaries in the ordinary course, and will not take, or omit to take, any action without the Sellers’ written consent which, if taken or omitted, would have a material adverse effect on the assets of Wildcat or any of its subsidiaries or the business of Wildcat or any of its subsidiaries;

(h)	for so long as it controls Ventana, it will cause Ventana to fulfill its covenants as set out in Section 11.2 of this Agreement;

(i)

subject to any necessary regulatory approvals, pay a finder’s fee to the Sellers of 200,000 special warrants (the “Finder’s Fee Warrants”) on the same terms and conditions as the Special Warrants set out in Section 3.1(c) of this Agreement, for each:

(i) additional licence or other form of mineral tenure having an area of at least 100 hectares (ha) and which is located, wholly or partially, within the Area of Interest; and

(ii)

group of additional licenses or other form of mineral tenures each having an area of less than 100 hectares (ha), but having a combined area of at least 100 hectares (ha), and any one of which is located wholly or partially within the Area of Interest, identified by the Sellers and subsequently acquired by Wildcat or Ventana directly or indirectly and in any manner whatsoever after the Closing and prior to the Plan of Arrangement, all on the terms and conditions more particularly set out in a finder’s fee agreement in the form attached as Schedule D hereto (the “Wildcat Finder’s Fee Agreement). The term “Area of Interest” means the area which is within four kilometres of the outermost boundaries of the Property as at the date of this Agreement (which boundaries will include, for certainty, the 7,000 hectares contemplated by Concession Proposal HDB-082).

For the avoidance of doubt it is hereby agreed that the shares issuable upon exercise of the Finder’s Fee Warrants are also “Warrant Shares” for the purposes of this Agreement.

15	EXECUTION COPY

	(j)	use its commercially reasonable efforts to remain a reporting issuer in at least one Canadian jurisdiction until the two year anniversary of the Closing; and

(k)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will not transfer, pledge or otherwise dispose of its shares of Ventana or issue any shares of Ventana such that all of the shares of Ventana are no longer owned of record and beneficially by Wildcat.

11.2	Ventana covenants and agrees with the Sellers that:

	(a)	commencing upon the closing of the Plan of Arrangement it will assume the balance of Wildcat’s obligations under Section 11.1 (a) and (b);

	(b)	it will comply with all applicable laws, rules and regulations and carry out exploration on the Property in a good, workmanlike and efficient manner;

(c)

it will maintain accounts of expenditures in accordance with generally accepted accounting principles, and legislative or regulatory requirements, which accounts will be available for inspection and/or audit by the Sellers, at their cost, at reasonable times;

	(d)	until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will not transfer, pledge or otherwise dispose of any of its assets other than in the ordinary course of business;

(e)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will use its best efforts to preserve the business of Ventana and its subsidiaries, conduct the business of Ventana and its subsidiaries in the ordinary course, and will not take, or omit to take, any action without the Sellers’ written consent which, if taken or omitted, would have a material adverse effect on the assets of Ventana or its subsidiaries or the business of Ventana or its subsidiaries;

(f)

it will engage Jon Lehmann as a consultant to perform the services normally performed by, and have the benefit of the authority of, a person occupying the office of Vice President Exploration to work on the exploration project regarding the Property for a fee of US$400 per diem when working in the United States of America or Canada and a fee of US$500 per diem when working in Colombia on the terms and conditions to be contained in a consulting agreement between Ventana and Jon Lehmann, in the form attached hereto as Schedule E (the “Consulting Agreement”); and

	(g)	subject to any necessary regulatory approvals, pay a finder’s fee to the Sellers of 200,000 common shares in the capital of Ventana (the “Finder’s Fee Shares”), for each:

16	EXECUTION COPY

(i)	additional licence or other form of mineral tenure having an area of at least 100 hectares (ha) and which is located, wholly or partially, within the Area of Interest; and

(ii)

group of additional licenses or other form of mineral tenures each having an area of less than 100 hectares (ha), but having a combined area of at least 100 hectares (ha), and any one of which is located wholly or partially within the Area of Interest, identified by the Sellers and subsequently acquired by Ventana or, upon completion of the CVS Acquisition, by CVS or BC Holdco, directly or indirectly, and in any manner whatsoever after the Plan of Arrangement, all on the terms and conditions more particularly set out in a finder’s fee agreement in the form attached as Schedule F hereto (the “Ventana Finder’s Fee Agreement”);

(h)

it will use its commercially reasonable efforts so that upon completion of the Plan of Arrangement the common shares of Ventana (including the Ventana Warrant Shares and the Finder’s Fee Shares) will be listed for trading on the CNQ or such other exchange as is acceptable to the Sellers; and

(i)

upon becoming a reporting issuer in one or more Canadian jurisdictions, Ventana will use its commercially reasonable efforts to remain a reporting issuer in at least one Canadian jurisdiction until the two year anniversary of the date it becomes a reporting issuer.

12.	Covenants and Agreements of the Sellers

12.1	The Sellers hereby covenant and agree with Wildcat and Ventana as follows:

(a)

Wildcat acknowledges and agrees that License 328-68 is in the process of being converted to an exploitation license and that Concession Proposal HDB-082 cannot be transferred until a determination of free area is made, said free area is granted and if and until the Prior Filings are discharged. The Sellers will make all reasonable efforts to facilitate the transfer of the Property into the name of CVS after Closing;

(b)

Until completion of the transfer of legal title of the Property from Jon Lehmann to CVS as the case may be, the Sellers will not sign, accept or enter into any other agreement, joint venture, association or option with third parties regarding the Property without the written consent of Wildcat;

(c)

Subject to Section 11.1(b), the Sellers will, up until the Closing Date, make all necessary payments and make all necessary filings in respect of the Property to maintain the Property in good standing;

17	EXECUTION COPY

	(d)	the Sellers will up until the Closing Date, provide Wildcat, and its employees, consultants, agents and other delegates with all necessary access to the Property; and

	(e)	Upon the request of Wildcat at any time, the Sellers will cause the power of attorney described in Section 7.1 (c) to be terminated as of the Closing Date.

13.	Survival of Representations, Warranties and Covenants

13.1

All representations, warranties, covenants and agreements made by the Sellers in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and shall continue in full force and effect for the benefit of Wildcat and Ventana.

13.2

All representations, warranties, covenants and agreements made by Ventana and Wildcat in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive Closing and shall continue in full force and effect for the benefit of the Sellers.

14.	Closing

14.1

Subject to the terms and conditions of this Agreement, the purchase and sale of the Property will be completed at a closing (the “Closing”) to be held at 2:00 p.m. (Vancouver time) within 10 Business Days after completion of the CVS Acquisition, as agreed to by the Sellers and Wildcat (the “Closing Date”), or such earlier or later date and time as may be agreed by the Sellers and Wildcat.

14.2	At the Closing, the Sellers will deliver or cause to be delivered to Wildcat:

	(a)	a certificate of each Seller, dated the time of Closing, certifying the fulfilment of the conditions set forth in Sections 6.1(a) and 6.1(b);

(b)

evidence to the satisfaction of Wildcat, acting reasonably, that the necessary documents to register the transfer of the legal title of the Property from Jon Lehmann to CVS have been submitted, as of the Closing Date, to the Colombian Mining Recorder’s office (except, until discharge of the Prior Filings, Concession Proposal HDB-082);

(c)

a power of attorney from Jon Lehmann in form and substance to the satisfaction of Wildcat, acting reasonably appointing Wildcat (or a person whom Wildcat may direct in writing) as Jon Lehmann’s power of attorney to deal with the Property;

	(d)	the Consulting Agreement duly executed by Mr. Lehmann;

	(e)	the Ventana Finder’s Fee Agreement and the Wildcat Finder’s Fee Agreement, in each case, duly executed by each of the Sellers;

18	EXECUTION COPY

	(f)	the Pooling Agreement duly executed by each of the Sellers; and

	(g)	the Bare Trust (as defined below) duly executed by Jon Lehmann.

14.3	At the Closing, Ventana and Wildcat will deliver or cause to be delivered to the Sellers:

	(a)	a certificate of each of Ventana and Wildcat, dated the time of Closing, certifying to the fulfilment of the conditions set forth in Sections 5.1(a) and 5.1(b);

(b)

legal opinion of counsel in the Province of British Columbia confirming the matters set forth in Sections 9.1(s), 9.1(v) and 9.1(w) and a legal opinion of counsel in the United States confirming the matters set forth in Section 9.1(v) (other than in respect of the Finder’s Fee Warrants);

	(c)	the Cash Payment, by certified cheque or banker’s draft payable to the Sellers in accordance with Section 3.1(b);

	(d)	certificates for the Special Warrants in accordance with Section 3.1(c);

	(e)	the Ventana Finder’s Fee Agreement duly executed by Ventana, and the Wildcat Finder’s Fee Agreement duly executed by Wildcat;

	(f)	the Consulting Agreement duly executed by Ventana;

	(g)	the Pooling Agreement duly executed by Ventana and Wildcat;

	(h)	the Bare Trust (as defined below) duly executed by CVS and Wildcat; and

	(i)	if not previously delivered, the Agreement to be Bound duly executed by CVS, BC Holdco, Ventana and Wildcat.

15.	Transfer

15.1

Following the Closing, CVS will be the beneficial owner of the Property other than, until and unless the Prior Filings are discharged, Concession Proposal HDB- 082. Wildcat acknowledges and agrees that License 328-68 is in the process of being converted to an exploitation license and that Concession Proposal HDB-082 cannot be transferred until a determination of free area is made, said free area is granted and if and until the Prior Filings are discharged. Wildcat further acknowledges and agrees that pursuant to Section 14.2 (b) concurrently with the Closing, Jon Lehmann will submit for registration with the Colombian Mining Registry, the documentation to effect the registration of the transfer of legal title to the Property (with the exception of Concession Proposal HDB-082) from Jon Lehmann to CVS. The Sellers will make all reasonable efforts to facilitate the timely registration of the transfer of legal title of the Property from Jon Lehmann into the name of CVS as soon as reasonably practicable after Closing. Wildcat

19	EXECUTION COPY

will provide all such assistance and take all such further actions as are necessary, in order to assist the Sellers to effect such transfer.

15.2

Wildcat acknowledges and agrees that if Jon Lehmann shall hold any legal title to any of the Property after Closing other than, until and unless the Prior Filings are discharged, Concession Proposal HDB-082, he shall hold that interest in trust as bare trustee, solely for the benefit of CVS, as the case may be, on the terms and conditions contained in the Declaration of Bare Trust and Agency Agreement attached hereto as Schedule H (the “Bare Trust”).

15.3	Wildcat will be responsible for all sales and other taxes on the transfer of the Property and will be responsible for the cost of affecting the transfer of recorded title in the Property to its name.

16.	Time

16.1	Time is of the essence of this Agreement.

17.	Law

17.1

This Agreement will be governed by the laws of Colombia as to matters relating to the rights and obligations of the parties with respect to the Property and the parties attorn to the non-exclusive jurisdiction of the courts of Colombia for the resolution of all disputes relating thereto. This Agreement will otherwise be governed by the laws of British Columbia and the parties attorn to the non- exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising in connection with this Agreement.

18.	Notice

18.1

Any notice under this Agreement will be given in writing and may be sent by fax, telex, telegram or may be delivered or mailed by prepaid post addressed to the party to which notice is to be given at the address indicated above, or at another address designated by that party in writing.

18.2	If notice is sent by fax, telex, telegram or is delivered, it will be deemed to have been given at the time of transmission or delivery.

18.3	If notice is mailed, it will be deemed to have been received 48 hours following the date of mailing of the notice.

18.4

If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by fax, telex, telegram or will be delivered.

20	EXECUTION COPY

19.	Joint and Several Liability of the Sellers

19.1

The parties hereby acknowledge and agree that the liability of Allen Ambrose and Jon Lehmann under and in respect of this Agreement is joint and several for any claim arising under or with respect to this Agreement.

20.	Entire Agreement

20.1

This Agreement constitutes the entire agreement between the parties with respect to the matters of agreement herein and supersedes and replaces any prior understanding and agreements between the parties with respect to the Property, including the agreement dated August 26, 2005 between the Sellers and Augusta.

21.	Further Assurances

21.1	The parties agree to execute and deliver any other deeds, documents and assurances and to do any other acts required to carry out the true intent and meaning of this Agreement.

22.	Survival

22.1	The provisions of this Agreement shall survive the Closing.

22.2	Enurement

22.3	This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and assigns.

23.	Assignment

23.1

This Agreement may not be assigned by any party without the prior written consent of the others except that the Sellers may at or prior to the Closing by written notice to Wildcat, transfer all of their respective rights in and to the Property to one or more of affiliates and assign to such affiliates some or all of their rights and obligations under this Agreement and such affiliates shall assume the Sellers’ obligations hereunder. Except in respect of its obligation to transfer legal title of the Property from Jon Lehmann to CVS in accordance with the provisions of Section 15.1, the Sellers shall be released from all liabilities and obligations under this Agreement, to the extent so assumed by such assignees. Ventana and Wildcat consent to such assignments and agree that upon such assignments, the assignees shall be entitled to all rights and benefits of the Sellers under this Agreement to the extent so assigned.

24.	Public Announcements

24.1

The parties hereto shall consult with each other before issuing any press release or making any public announcement with respect to the transactions contemplated by this Agreement and, except to the extent required by any applicable law or regulatory requirement, neither party will issue any such press release or make

21	EXECUTION COPY

any such public announcement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. Each party will review and may provide comments on any such press release or other public announcement mentioning another party hereto proposed to be made by another party within 48 hours after receipt.

25.	Counterpart Execution

25.1	This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts shall constitute one agreement.

If this letter accurately records the terms of our Agreement, please sign it in the space provided below and return an originally signed copy to us.

Yours truly,

VENTANA GOLD CORP.

Per: “Donald B. Clark”	c/s
Authorized Signatory

WILDCAT SILVER CORPORATION

Per: “Donald B. Clark”	c/s
Authorized Signatory

22	EXECUTION COPY

ACCEPTED effective as of October 16, 2006.

“Jon Lehmann”
________________________________
Jon Lehmann

“Allen Ambrose”
________________________________
Allen Ambrose

EXECUTION COPY

SCHEDULE A

ACKNOWLEDGEMENT AND RELEASE

In connection with this agreement dated May 18, 2006 among CVS Explorations Ltda., Ventana Gold Corp., Wildcat Silver Corporation, Jon Lehmann and Allen Ambrose, Augusta Capital Corporation hereby acknowledges and agrees, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, that it has no further interest in the acquisition of the Property or the agreement dated August 26, 2005 between the Sellers and Augusta Capital Corporation and that the August 26, 2005 agreement is terminated, and hereby releases Jon Lehmann and Allen Ambrose from any obligations to transfer the Property to Augusta Capital Corporation pursuant to that agreement.

October 16, 2006.

AUGUSTA CAPITAL CORPORATION

____________________________________
Richard Warke

EXECUTION COPY

SCHEDULE B

U.S. ACCREDITED INVESTOR QUESTIONNAIRE

The Seller understands and agrees that neither the Special Warrants nor the securities issuable upon exercise or conversion thereof (collectively, the “Securities”) have been or will be registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or applicable state securities laws, and the Securities are being offered and sold by Wildcat to the Seller in reliance upon Rule 506 of Regulation D under the 1933 Act or Section 4(2) of the 1933 Act. Terms used but not defined in this Schedule have the meanings ascribed thereto in the Letter Agreement of which this Schedule forms a part.

The Seller represents warrants and covenants (which representations, warranties and covenants shall survive the Closing) to Wildcat (and acknowledges that Wildcat is relying thereon) that:

(a)

it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits, and risks of the investment and it is able to bear the economic risk of loss of the investment;

(b)

it is acquiring the Securities for its own account for investment purposes only and not with a view to resale or distribution and, in particular, it has no intention to distribute either directly or indirectly any of the Securities in the United States; provided, however, that the Securities may be offered, sold or otherwise disposed of pursuant to registration thereof pursuant to the 1933 Act and any applicable state securities laws or under an exemption from such registration requirements;

(c)	it is a U.S. Accredited Investor that satisfies one or more of the categories of U.S. Accredited Investor indicated below (Please check the appropriate category(ies)):

______Category 1.	A bank, as defined in Section 3(a)(2) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

______Category 2.	A savings and loan association or other institution as defined in Section 3(a)(5)(A) of the 1933 Act, whether acting in its individual or fiduciary capacity; or

______Category 3.	A broker or dealer registered pursuant to Section 15 of the United States Securities Exchange Act of 1934; or

______Category 4.	An insurance company as defined in Section 2(13) of the 1933 Act; or

______Category 5.	An investment company registered under the United States Investment Company Act of 1940; or

2	EXECUTION COPY

______Category 6.	A business development company as defined in Section 2(a)(48) of the United States Investment Company Act of 1940; or

______Category 7.	A small business investment company licensed by the U.S. Small Business Administration under Section 301 (c) or (d) of the United States Small Business Investment Act of 1958; or

______Category 8.

A plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, with total assets in excess of U.S. $5,000,000; or

______Category 9.

An employee benefit plan within the meaning of the United States Employee Retirement Income Security Act of 1974 in which the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company or registered investment adviser, or an employee benefit plan with total assets in excess of U.S. $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are accredited investors; or

______Category 10.	A private business development company as defined in Section 202(a)(22) of the United States Investment Advisers Act of 1940; or

______Category 11.

An organization described in Section 501(c)(3) of the United States Internal Revenue Code, a corporation, a Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of U.S. $5,000,000; or

______Category 12.	Any director or executive officer of Wildcat; or

______Category 13.	A natural person whose individual net worth, or joint net worth with that person’s spouse, at the date hereof exceeds U.S. $1,000,000; or

______Category 14.

A natural person who had an individual income in excess of U.S. $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of U.S. $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year; or

3	EXECUTION COPY

______Category 15.

A trust, with total assets in excess of U.S. $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) under the 1933 Act; or

______Category 16.	Any entity in which all of the equity owners meet the requirements of at least one of the above categories;

(d)

it understands that upon the issuance thereof, and until such time as the same is no longer required under the applicable requirements of the 1933 Act or applicable U.S. state laws and regulations, the certificates representing the Special Warrants, and all securities issued in exchange therefore or in substitution thereof, will bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE 1933 ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.”

provided, that if any of the Securities are being sold under clause (c) above, at a time when the issuer is a “foreign issuer” as defined in Rule 902 under the 1933 Act, the legend set forth above may be removed by providing a declaration to the issuer and its transfer agent in the form satisfactory to both the issuer and the transfer agent or such other evidence as the issuer or its transfer agent may from time to time prescribe (which may include an opinion of counsel satisfactory to the issuer and its transfer agent), to the effect that the sale of the Securities is being made in compliance with Rule 904 of Regulation S under the 1933 Act; provided further, that if any of the Securities are being sold pursuant to Rule 144 of the 1933 Act and in compliance with any applicable state securities laws, the legend may be removed by delivery to the issuer’s transfer agent of an opinion satisfactory to the issuer and its transfer agent to the effect that the legend is no longer required under applicable requirements of the 1933 Act or state securities laws;

4	EXECUTION COPY

(e)	it agrees not to offer, sell or otherwise transfer any of the Securities except as permitted by paragraph (d) above and the legend included therein;

(f)	it has had the opportunity to ask questions of and receive answers from the issuer regarding the investment, and has received all the information regarding the issuer that it has requested;

(g)

it consents to the issuer making a notation on its records or giving instruction to the registrar and transfer agent of the issuer in order to implement the restrictions on transfer set forth and described herein;

(h)

it understands and acknowledges that the issuer has no obligation or present intention of filing with the United States Securities and Exchange Commission or with any state securities administrator any registration statement in respect of resales of the Securities in the United States;

(i)

it understands and agrees that there may be material tax consequences to the Seller of an acquisition, disposition or exercise of any of the Securities; the issuer gives no opinion and makes no representation with respect to the tax consequences to the Seller under United States, state, local or foreign tax law of the Seller’s acquisition or disposition of such securities; in particular, no determination has been made whether the issuer will be a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the United States Internal Revenue Code;

(j)	it understands and acknowledges that the issuer is not obligated to remain a “foreign issuer”;

(k)

it has not acquired the Special Warrants as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; and

(l)

it acknowledges that the representations, warranties and covenants contained in this Schedule are made by it with the intent that they may be relied upon by Ventana in determining its eligibility or the eligibility of others on whose behalf it is contracting thereunder to acquire the Special Warrants. It agrees that by accepting Special Warrants it shall be representing and warranting that the representations and warranties above are true as at the Closing with the same force and effect as if they had been made by it at the Closing and that they shall survive the acquisition by it of Special Warrants and

5	EXECUTION COPY

shall continue in full force and effect notwithstanding any subsequent disposition by it of such Securities.

The Seller undertakes to notify Wildcat immediately of any change in any representation, warranty or other information relating to the Seller set forth herein which takes place prior to the Closing.

IN WITNESS WHEREOF, the undersigned has executed this Questionnaire as of the ____ day of ____________________________, 2006.

If a Corporation, Partnership or Other Entity:	If an Individual:

Name of Entity	Signature

Type of Entity	Print or Type Name

Signature of Person Signing

Print or Type Name and Title of Person
Signing

EXECUTION COPY

SCHEDULE C

AGREEMENT TO BE BOUND

THIS AGREEMENT is made as of the___ day of ___________, 2006.

AMONG:

WILDCAT SILVER CORPORATION, a British
Columbia company having an office at 400-837 West
Hastings Street, Vancouver, British Columbia, Canada

(“Wildcat”)

AND:

VENTANA GOLD CORP., a British Columbia company
having an office at 400-837 West Hastings Street,
Vancouver, British Columbia, Canada

(“Ventana”)

AND:

688287 B.C. LTD., a British Columbia company having an
office at 400-837 West Hastings Street, Vancouver, British
Columbia, Canada

(“BC Holdco”)

AND:

CVS EXPLORATIONS LTDA., a Colombia company
having an office at Carrera 27 No. 36-14, Oficina 312,
Bucaramanga, Colombia

(“CVS”)

AND:

JON LEHMANN, an individual with an office at 5712
East 25th Avenue, Spokane, Washington, USA

(“Lehmann”)

AND:

ALLEN AMBROSE, an individual with an office at 401
West Charlton Avenue, Spokane, Washington, USA

(“Ambrose”)

2	EXECUTION COPY

WHEREAS:

A.

Wildcat, Ventana and the Sellers entered into a letter agreement (the “Acquisition Agreement”) dated May 18, 2006 pursuant to which the Sellers agreed to sell and Wildcat agreed to purchase from the Sellers, the Property (all as defined herein);

B.	Since the execution and delivery of the Acquisition Agreement, Wildcat and Ventana have completed the CVS Acquisition; and

C.	As a result, and in accordance with section 10.1 of the Acquisition Agreement, the parties now wish to enter into this Agreement to be Bound.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties hereto covenant and agree with each other as follows:

1.	INTERPRETATION

1.1	All capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Acquisition Agreement.

2.	AGREEMENT TO BE BOUND AND AMENDMENT

2.1

CVS and BC Holdco hereby acknowledge receipt of a copy of the Acquisition Agreement and agree that each of CVS and BC Holdco is bound by the terms of the Acquisition Agreement as the Acquisition Agreement is amended hereby.

2.2	The Acquisition Agreement is hereby amended so that it will be construed and interpreted such that CVS will hold the Property, not Wildcat.

2.3

The Acquisition Agreement is hereby amended to provide that in each case where Wildcat and Ventana, or either one of them, makes or receives any covenant, agreement, representation, warranty, confirmation or acknowledgement in the Acquisition Agreement, CVS and BC Holdco shall be deemed to have made or received, as the case may be, the same covenant, agreement, representation, confirmation or acknowledgement, jointly and severally, as made or received by Wildcat and Ventana, or either one of them, as the case may be, in the Acquisition Agreement, except in relation to Sections 3, 9, 10, 11.1 and 11.2.

2.4	Wildcat, Ventana, BC Holdco and CVS, jointly and severally, warrant and represent to the Sellers that:

(a) each of CVS and BC Holdco has been duly incorporated and organized and is validly existing under the laws of its jurisdiction of incorporation and:

(i) is in good standing and up to date with all filings required under the relevant corporate legislation which governs it;

3	EXECUTION COPY

(ii)

has the corporate power and capacity to carry on the business now carried on by it and to own, lease or acquire the assets or interests in assets now owned or leased by it or proposed to be acquired by it;

	(iii)	is duly qualified to carry on business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties and assets makes such qualification necessary; and

	(iv)	is not in breach or default of any requirement under any applicable laws to which it is subject;

(b)	each of BC Holdco and CVS has the full right, title, power, capacity and authority to enter into this Agreement and has the authority to complete its obligations under this Agreement;

(c)

this Agreement constitutes a legal, valid and binding obligation of each of CVS and BC Holdco, enforceable in accordance with its terms, provided that enforcement may be limited by bankruptcy, insolvency and other similar laws of general application affecting the enforcement of creditors' rights generally, specific performance, injunctive relief and other equitable remedies granted in the discretion of a court of competent jurisdiction, indemnity and related rights under applicable law and that provisions relating to severing unenforceable provisions may be limited by applicable law;

(d)

none of the execution and delivery of this Agreement, the completion of the transactions contemplated hereby, or the observance and performance by BC Holdco or CVS of their respective covenants and obligations herein will:

	(i)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of the constating documents of BC Holdco or CVS;

	(ii)	conflict with, or result in a breach of, or violate any of the terms, conditions or provisions of any applicable law to which BC Holdco or CVS is subject;

(iii)

constitute or result in a breach of or a default under any agreement, contract, lease, indenture or other instrument or commitment to which BC Holdco or CVS is a party or is or may become subject or from which BC Holdco or CVS derives or may derive benefit; or

(iv)

give to any governmental authority any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, licence, consent or authority issued to BC Holdco or CVS and which is necessary or desirable in connection with the conduct and operation of the business or operations of the ownership or leasing of their respective assets and properties; and

4	EXECUTION COPY

(e)

except as specifically contemplated hereby, no consent, approval, authorization, order, filing, registration or qualification of or with any court, governmental agency or body or regulatory authority is required for the execution, delivery and performance by BC Holdco or CVS or the consummation of the transactions contemplated hereby.

The foregoing representations and warranties shall be subject to Section 13.1 of the Acquisition Agreement as if such representations and warranties were originally contained in the Acquisition Agreement.

2.5	The Acquisition Agreement is hereby amended to add as a new section 11.3 the following:

“CVS covenants and agrees with the Sellers that:

(a)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will not transfer, pledge or otherwise dispose of any of its assets other than in the ordinary course of business; and

(b)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will use its best efforts to preserve the business of CVS, conduct the business of CVS and its subsidiaries in the ordinary course, and will not take, or omit to take, any action without the Sellers’ written consent which, if taken or omitted, would have a material adverse effect on the assets of CVS or the business of CVS or any of its subsidiaries.

2.6	The Acquisition Agreement is hereby amended to add as a new section 11.4 the following:

“BC Holdco covenants and agrees with the Sellers that:

(a)

until the earlier of December 15, 2006 and the closing of the Plan of Arrangement, it will not transfer, pledge or otherwise dispose of any of its assets other than in the ordinary course of business; and

(b)	for so long as it controls CVS, it will cause CVS to fulfil its obligations as set out in Section 11.3 of this Agreement.”

2.7

The Acquisition Agreement is hereby amended to add the following as a new paragraph in Section 11.2, immediately following paragraph (d), and renumbering the remaining paragraphs accordingly: “(e) for so long as it controls BC Holdco and CVS, it will cause BC Holdco and CVS to fulfil their obligations as set out in Section 11.3 and 11.4 of this Agreement.”

3.	GENERAL

3.1

Except as expressly amended by this Agreement, the Acquisition Agreement remains in full force and effect unamended and this Agreement will be read together with the Acquisition Agreement and will be included within the meaning of each reference to “Agreement” contained in the Acquisition Agreement.

5	EXECUTION COPY

3.2

Each party shall at any time and from time to time, upon the request of any other party hereto, execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

3.3

Any notice or other communication required or permitted under this Agreement must be in writing and delivered in person, transmitted by facsimile or sent by registered mail, charges prepaid and addressed to the recipient at its or his address set forth on the first page of this Agreement.

3.4	This Agreement shall be governed by and construed and enforced in accordance with the laws of British Columbia and the laws of Canada applicable therein.

3.5	This Agreement will ensure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

3.6	This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

WILDCAT SILVER CORPORATION	VENTANA GOLD CORP.

Per:	Per:
Authorized Signatory	Authorized Signatory

688287 B.C. LTD.	CVS EXPLORATIONS LTDA.

Per:	Per:
Authorized Signatory	Authorized Signatory

JON LEHMANN	ALLEN AMBROSE

EXECUTION COPY

SCHEDULE D

WILDCAT FINDER’S FEE AGREEMENT

THIS AGREEMENT is made as of the 16th day of October, 2006.

BETWEEN:

WILDCAT SILVER CORPORATION, a British
Columbia company having an office at 400-837 West
Hastings Street, Vancouver, British Columbia, Canada
(Fax no. (604) 687-1715)

(“Wildcat”)

AND:

JON LEHMANN, an individual with an office at 5712
East 25th Avenue, Spokane, Washington, USA (Fax no.
(509) 535-8452)

(“Lehmann”)

AND:

ALLEN AMBROSE, an individual with an office at 401
West Charlton Avenue, Spokane, Washington, USA (Fax
no. (509) 921-7325)

(“Ambrose”)

(Lehmann and Ambrose together are known herein as the “Sellers”)

WHEREAS:

A.

Wildcat, Ventana Gold Corp. (“Ventana”) and the Sellers entered into a letter agreement (the “Letter Agreement”) dated May 18, 2006 (as amended by an agreement to be bound dated the date hereof among Ventana, Wildcat, the Sellers, 688287 B.C. Ltd. and CVS Explorations Ltda. (“CVS”) (together with the Letter Agreement, the “Acquisition Agreement”) pursuant to which the Sellers agreed to sell and Wildcat agreed to purchase (on the basis that CVS will hold) the Property (as more particularly defined in the Acquisition Agreement) from the Sellers; and

B.

Further to the Acquisition Agreement, the parties hereto wish to enter into this Agreement to provide for the payment of a finder’s fee by Wildcat (the indirect sole shareholder of CVS) to the Sellers with respect to their work and activities in connection with the exploration and development of the Property.

2	EXECUTION COPY

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties hereto covenant and agree with each other as follows:

1.	INTERPRETATION

1.1	All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

2.	FINDER’S FEE WARRANTS

2.1	Subject to any applicable regulatory approvals, Wildcat shall pay a finder’s fee to the Sellers of 200,000 special warrants (the “Finder’s Fee Warrants”) for each:

(a) additional licence or other form of mineral tenure (an “Additional License”) having an area of at least 100 hectares (ha) and which is located, wholly or partially, within the Area of Interest; and

(b)

group of additional licenses or other form of mineral tenures (a “Group of Additional Licenses”) each having an area of less than 100 hectares (ha), but having a combined area of at least 100 hectares (ha), and any one of which is located wholly or partially within the Area of Interest, identified by the Sellers and subsequently acquired by Wildcat, Ventana, CVS or 688287 B.C. Ltd. directly or indirectly and in any manner whatsoever (each, an “Acquisition”). The term “Area of Interest” means the area which is within four kilometres of the outermost boundaries of the Property as at the date of the Letter Agreement (which boundaries will include, for certainty, the 7,000 hectares contemplated by Concession Proposal HDB-082).

2.2

The Finder’s Fee Warrants will be issued to the Sellers on the same terms and conditions as the Special Warrants as set out in the Acquisition Agreement and are referred to in the Acquisition Agreement as the “Finders Fee Warrants” and the common shares of Wildcat issuable upon exercise thereof as the “Wildcat Warrant Shares”. For greater certainty, the terms and conditions of the Special Warrants are set out in section 3.1(c) of the Acquisition Agreement.

2.3

Wildcat represents and warrants to the Sellers that the representations, warranties, covenants and agreements made by it in the Acquisition Agreement in respect of the Finder’s Fee Warrants and the Wildcat Warrant Shares (as defined in the Acquisition Agreement) are accurate on the date hereof and confirms and agrees that such representations, warranties, covenants and agreements survive the issuance and delivery of all of the Finder’s Fee Warrants and Wildcat Warrant Shares hereunder.

2.4	Promptly upon, and in any event within three (3) business days of, completion of an Acquisition Wildcat shall provide notice to the Sellers advising of such completion (each an “Acquisition Notice”).

3	EXECUTION COPY

2.5

Wildcat agrees to use commercially reasonable efforts to obtain all regulatory approvals necessary for it to issue the Finder’s Fee Warrants and Wildcat Warrant Shares issuable upon exercise thereof in accordance with this Agreement.

3.	PAYMENT AND DELIVERY OF FINDER’S FEE WARRANTS

3.1

Wildcat will issue and deliver the Finder’s Fee Warrants to the Sellers (or, in either case, as the Sellers may otherwise direct by notice to Wildcat) as soon as practicable, and in any event no later than five (5) days, following the earlier of the deemed receipt of the Acquisition Notice (determined in accordance with Section 5.2 hereof) by the Sellers and receipt by Wildcat of any applicable regulatory approvals.

3.2

Unless the Sellers otherwise direct in accordance with Section 3.1, the Finder’s Fee Warrants will be issued in the name of the Sellers (as set out above) and delivered by Wildcat to the Sellers at their office address set out above.

3.3	Wildcat shall allocate the Finder’s Fee Warrants between Lehmann and Ambrose as the Sellers may jointly direct by notice in writing to Wildcat.

4.	GOVERNING LAW

4.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

5.	FURTHER ASSURANCES AND NOTICES

5.1

Each party shall at any time and from time to time, upon the request of any other party hereto, execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

5.2

Any notice or other communication required or permitted under this Agreement must be in writing and delivered in person, transmitted by facsimile or sent by registered mail, charges prepaid addressed to the recipient at its or his address or facsimile number set forth on the first page of this Agreement. Any such notice or communication given hereunder shall be deemed to have been received on the date it was delivered or transmitted (or, if such a day is a Saturday, Sunday or statutory holiday in British Columbia, then on the next business day) or, if mailed, on the third business day following the date of mailing. Any party to this Agreement may change his or its address for notice set out above by delivering notice of a change to the other parties in accordance with this Section 5.2. In this Agreement, “business day” means any day that is not a Saturday, Sunday or statutory holiday in British Columbia.

6.	TERM

4	EXECUTION COPY

6.1	This Agreement shall terminate on the expiration of the earlier of the completion of the Plan of Arrangement and four years from the date of this Agreement.

7.	COUNTERPARTS

7.1	This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

WILDCAT SILVER CORPORATION

Per: _______________________________

JON LEHMANN	ALLEN AMBROSE

EXECUTION COPY

SCHEDULE E

CONSULTING AGREEMENT

THIS AGREEMENT is made effective as of the 16th day of October, 2006.

BETWEEN:

VENTANA GOLD CORP., a British Columbia
company having an office at 400-837 West
Hastings Street, Vancouver, British Columbia,
Canada V6C 3N6

(“Ventana”)

AND:

JON LEHMANN, an individual with an office at
5712 East 25th Avenue, Spokane, Washington, USA
99223

(“Consultant”)

WHEREAS:

A.

Ventana is engaged in the exploration and development of mineral deposits including in connection with the Property, as more particularly defined in the letter agreement dated May 18, 2006 as amended by an agreement to be bound dated the date hereof among Ventana, Wildcat Silver Corporation, the Consultant, Allen Ambrose, 688287 B.C. Ltd and CVS Explorations Ltda.; and

B.	Ventana wishes to retain the Consultant to provide certain consulting services in connection with the Property on the terms and conditions set out herein.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties covenant and agree with each other as follows:

1.	SERVICES

1.1

Subject to the terms and conditions of this Agreement, Ventana hereby engages the Consultant to perform the services usually and typically performed by a person occupying the office of and having the authority of a person occupying the office of, Vice President, Exploration including providing the following services (the “Services”) to Ventana:

	(a)	general geologic consulting and advisory services in relation to the advancement of the exploration and development of the Property;

2	EXECUTION COPY

(b) management and oversight of the exploration programs being conducted on the Property:

(c) those geologic and advisory services as required by Ventana in relation to other properties as the need arises.

1.2

The Consultant shall diligently and faithfully fulfil his duties, obligations and responsibilities under this Agreement to the best of his abilities and shall exercise the care, diligence and skill of a reasonably prudent person in comparable circumstances and of comparable education, training and experience.

1.3	The Consultant shall devote such time, attention and effort as may be reasonably necessary to provide the Services contemplated hereunder.

1.4	The relationship of the Consultant to Ventana shall be that of an independent contractor, and shall not be construed as that of a partnership, joint venture, agency or any other relationship.

2.	TERM

2.1

The term of the Consultant’s engagement under this Agreement (the “Term”) shall be for an indefinite month to month period. Either party may terminate the engagement of the Consultant hereunder at any time upon 30 days written notice to the other party.

3.	COMPENSATION

3.1

Ventana shall pay to the Consultant a consulting fee at the following rate, payable in arrears on the last day of each month during the Term hereof: (a) US$400 per day in consideration for the Services provided while the Consultant is situated in the United States of America, Canada or elsewhere outside of Colombia; and (b) US$500 per day in consideration for the Services provided while the Consultant is situated in Colombia.

3.2

Ventana shall reimburse the Consultant for all reasonable expenses incurred by him in connection with the provision of Services by him including, without limitation, travel, accommodation, telecommunication, meals and incidentals.

4.	CONFIDENTIALITY

4.1

In this section 4, “Confidential Information” means all information, whether oral, written or in any other format whatsoever, pertaining to the business of Ventana or its affiliates which is currently known by or which is hereafter disclosed or made available to or developed by the Consultant in the course of his engagement hereunder but excluding any information which is or becomes publicly available through no fault of the Consultant.

4.2	The Consultant acknowledges that he currently is in possession of Confidential Information and that in the performance of the Services he may obtain, develop,

3	EXECUTION COPY

create, have access to or be entrusted with additional Confidential Information. The Consultant acknowledges that the Confidential Information constitutes proprietary information and trade secrets which Ventana is entitled to protect and agrees to faithfully protect the confidentiality of all Confidential Information. The Consultant shall not, directly or indirectly, at any time while providing the Services or at any time thereafter use, copy, disclose to, use for the benefit of or make accessible to any individual, firm, corporation or other entity, any Confidential Information other than as required by law or as directed by Ventana.

4.3	The Consultant agrees that any and all Confidential Information that may be in his possession in tangible form shall be reasonably promptly returned to Ventana upon request by Ventana.

5.	GENERAL

5.1

If any covenant or provision in this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed to not affect or impair the enforceability or validity of any other covenant or provision of this Agreement or any part of such covenant or provision.

5.2

Any notice or other communication required or permitted under this Agreement must be in writing and delivered in person, transmitted by telecopier or sent by registered mail, charges prepaid, addressed as follows:

If to Ventana:

400-837 West Hastings Street
Vancouver, British Columbia
Canada, V6C 3N6
Attention: Mr. Don Clark
Facsimile No.: (604) 687-1715

If to the Consultant:

5712 East 25th Avenue
Spokane, Washington
USA 99223
Attention: J. Lehmann
Facsimile No.: (509) 535-8452

5.3

Any such notice or other communication will be deemed to have been given and received on the day it was delivered or transmitted (or, if such a day is a Saturday, Sunday or statutory holiday in British Columbia, then on the next business day) or, if mailed, on the third business day following the date of mailing; provided, however, that if at the time of mailing or within 3 business days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt mail delivery, any notice or other communication hereunder will be delivered or transmitted as aforesaid. Any party to this Agreement may change his

4	EXECUTION COPY

address for notice set out above by delivering notice of a change of address to the other parties.

5.4	The insertion of headings and division of this Agreement into Sections and subsections is for the convenience of reference only and shall not affect the interpretation of this Agreement.

5.5	Words importing the singular include the plural, and vice versa, and words importing a particular gender include all applicable genders.

5.6

This Agreement is personal to the Consultant and may not be assigned by him to any other person. Ventana may assign this Agreement to any other person in the event of a transfer of all or substantially all of its assets to such person, provided the assignee agrees to be bound by all of the terms and conditions hereof.

5.7	This Agreement shall be governed by and construed and enforced in accordance with the laws in force in British Columbia from time to time.

5.8

No waiver by the parties to this Agreement of any breach by another party of any of his covenants, obligations or agreements under this Agreement shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

5.9

This Agreement expresses the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understanding and discussions between the parties with respect to any consulting or engagement services with Ventana, its subsidiaries or affiliates. No amendment or waiver of any provision of this Agreement will be binding on any party unless consented to in writing by that party.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective the day and year first above written.

VENTANA GOLD CORP.

Per:
_________________________________
Authorized Signatory

_________________________________
JON LEHMANN

EXECUTION COPY

SCHEDULE F

VENTANA FINDER’S FEE AGREEMENT

THIS AGREEMENT is made as of the 16th day of October, 2006.

AMONG:

VENTANA GOLD CORP., a British Columbia company
having an office at 400-837 West Hastings Street,
Vancouver, British Columbia, Canada (Fax no. (604) 687-
1715)

(“Ventana”)

AND:

JON LEHMANN, an individual with an office at 5712
East 25th Avenue, Spokane, Washington, USA (Fax no.
(509) 535-8452)

(“Lehmann”)

AND:

ALLEN AMBROSE, an individual with an office at 401
West Charlton Avenue, Spokane, Washington, USA (Fax
no. (509) 921-7325)

(“Ambrose”)

(Lehmann and Ambrose together are known herein as the “Sellers”)

WHEREAS:

A.

Ventana, Wildcat Silver Corporation (“Wildcat”) and the Sellers are party to a letter agreement (the “Letter Agreement”) dated May 18, 2006 as amended by an agreement to be bound dated the date hereof among Ventana, Wildcat, the Sellers, 688287 B.C. Ltd and CVS Explorations Ltda. (”CVS”) (together with the Letter Agreement, the “Acquisition Agreement”) pursuant to which the Sellers agreed to sell and Wildcat agreed to purchase (on the basis that CVS will hold) the Property (as more particularly defined in the Acquisition Agreement) from the Sellers; and

B.

Further to the Acquisition Agreement, the parties hereto wish to enter into this Agreement to provide for the payment of a finder’s fee by Ventana (upon this Agreement taking effect, the indirect sole shareholder of CVS) to the Sellers with respect to their work and activities in connection with the exploration and development of the Property.

2	EXECUTION COPY

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained in this Agreement (the receipt and sufficiency of which is acknowledged by the parties hereto), the parties hereto covenant and agree with each other as follows:

1.	INTERPRETATION

1.1	All capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Acquisition Agreement.

2.	FINDER’S FEE SHARES

2.1

Subject to any applicable regulatory approvals and Section 6.1 hereof, Ventana shall pay a finder’s fee to the Sellers of 200,000 common shares in the capital of Ventana (the “Finder’s Fee Shares”) for each:

(a) additional licence or other form of mineral tenure (an “Additional License”) having an area of at least 100 hectares (ha) and which is located, wholly or partially, within the Area of Interest; and

(b)

group of additional licenses or other form of mineral tenures (a “Group of Additional Licenses”) each having an area of less than 100 hectares (ha), but having a combined area of at least 100 hectares (ha), and any one of which is located wholly or partially within the Area of Interest, identified by the Sellers and subsequently acquired by Ventana, CVS, or 688287 B.C. Ltd. directly or indirectly and in any manner whatsoever (each, an “Acquisition”). The term “Area of Interest” means the area which is within four kilometres of the outermost boundaries of the Property as at the date of the Letter Agreement (which boundaries will include, for certainty, the 7,000 hectares contemplated by Concession Proposal HDB-082).

2.2

Ventana represents and warrants to the Sellers that the representations, warranties, covenants and agreements made by it in the Acquisition Agreement in respect of the Finder’s Fee Shares are accurate on the date hereof and confirms and agrees that such representations, warranties, covenants and agreements survive the issuance and delivery of all Finder’s Fee Shares hereunder.

2.3	Promptly upon, and in any event within three (3) business days of, completion of an Acquisition Ventana shall provide notice to the Sellers advising of such completion (each an “Acquisition Notice”).

2.4	Ventana agrees to use commercially reasonable efforts to obtain all regulatory approvals necessary for it to issue the Finder’s Fee Shares in accordance with this Agreement.

3	EXECUTION COPY

3.	PAYMENT AND DELIVERY OF FINDER’S FEE SHARES

3.1

Ventana will issue and deliver the Finder’s Fee Shares to the Sellers (or, in either case, as the Sellers may otherwise direct by notice to Ventana) as soon as practicable, and in any event no later than five (5) days, following the earlier of the deemed receipt of the Acquisition Notice (determined in accordance with Section 5.2 hereof) by the Sellers and the receipt by Ventana of any applicable regulatory approvals.

3.2

Unless the Sellers otherwise direct in accordance with Section 3.1, the Finder’s Fee Shares will be issued in the name of the Sellers (as set out above) and delivered by Ventana to the Sellers at their office address set out above.

3.3	Ventana shall allocate the Finder’s Fee Shares between Lehmann and Ambrose as the Sellers may jointly direct by notice in writing to Ventana.

4.	GOVERNING LAW

4.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

5.	FURTHER ASSURANCES AND NOTICES

5.1

Each party shall at any time and from time to time, upon the request of any other party hereto, execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

5.2

Any notice or other communication required or permitted under this Agreement must be in writing and delivered in person, transmitted by facsimile or sent by registered mail, charges prepaid addressed to the recipient at its or his address or facsimile number set forth on the first page of this Agreement. Any such notice or communication given hereunder shall be deemed to have been received on the date it was delivered or transmitted (or, if such a day is a Saturday, Sunday or statutory holiday in British Columbia, then on the next business day) or, if mailed, on the third business day following the date of mailing. Any party to this Agreement may change his or its address for notice set out above by delivering notice of a change to the other parties in accordance with this Section 5.2. In this Agreement, “business day” means any day that is not a Saturday, Sunday or statutory holiday in British Columbia.

6.	TERM

6.1	This Agreement shall take effect on the date of completion of the Plan of Arrangement and shall terminate on the expiration of four years from the date of this Agreement.

4	EXECUTION COPY

7.	COUNTERPARTS

7.1	This Agreement may be executed in counterpart and when each party has executed a counterpart, all counterparts shall constitute one agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

VENTANA GOLD CORP.

Per: __________________________________

JON LEHMANN	ALLEN AMBROSE

EXECUTION COPY

SCHEDULE G

VOLUNTARY POOLING AGREEMENT

THIS AGREEMENT dated for reference May 18, 2006, is made:

AMONG:

WILDCAT SILVER CORPORATION, a company existing
under the laws of British Columbia and having its head office at
Suite 400, 837 West Hastings Street, Vancouver, British Columbia,
V6C 3N6

(“Wildcat”);

AND:

VENTANA GOLD CORP., a company existing under the laws of
British Columbia and having its head office at Suite 400, 837 West
Hastings Street, Vancouver, British Columbia, V6C 3N6

(“Ventana”)

AND:

JON LEHMANN, of 5712 East 25th Avenue, Spokane,
Washington, 99223, United States of America
(“Lehmann”)

AND:

ALLEN AMBROSE, of 401 West Charlton Avenue, Spokane,
Washington, 99208, United States of America

(“Ambrose”, and together with Lehmann, the “Shareholders”); WHEREAS:

A. Pursuant to an agreement dated for reference May 18, 2006 entered into among Wildcat, Ventana and the Shareholders (the “Acquisition Agreement”), Wildcat issued to the Shareholders an aggregate of 3,000,000 Class “A” special warrants (the “Special Warrants”), of which 2,250,000 Special Warrants have been issued to Lehmann and 750,000 Special Warrants have been issued to Ambrose.

B. Each of the Special Warrants is exercisable to acquire one common share in the capital of Wildcat (the “Wildcat Shares”) for no additional consideration, pursuant to the terms and conditions of the Acquisition Agreement and the certificates representing such Special Warrants. Subject to certain conditions, the Special Warrants will be included in a plan of arrangement (the “Plan of Arrangement”) by Wildcat to distribute all of the issued shares of Ventana to Wildcat’s shareholders on a one-for-one basis, and upon completion of the plan of arrangement, Ventana will issue to the Shareholders for no additional consideration an aggregate

2	EXECUTION COPY

of 3,000,000 common shares in the capital of Ventana (the “Ventana Shares”) in exchange for the Special Warrants, which will be cancelled.

C. Wildcat, Ventana and the Shareholders have agreed to restrict the Ventana Shares or the Wildcat Shares, as applicable (together, the “Pooled Shares”) from being disposed of by the Shareholders on the terms and conditions of this Agreement.

D. Unless otherwise defined in this Agreement, all defined terms used in this Agreement have the meaning assigned to them in the Acquisition Agreement.

THEREFORE, the parties agree:

1.	POOLING ARRANGEMENT

1.1

Each of the Shareholders agrees, effective as of the date of this Agreement (the “Effective Date”), not to transfer, assign, option, dispose of, pledge or encumber any interest in their respective Pooled Shares (the “Restrictions on Disposition”) other than pursuant to this Agreement.

1.2

Subject to subsection 1.3 of this Agreement, in the period from the Effective Date to the date which is 36 months following the Effective Date, the Pooled Shares will be released from the Restrictions on Disposition to the Shareholders in accordance with the release schedule set out in Schedule “A” to this Agreement.

1.3	Notwithstanding subsection 1.2 of this Agreement, the Pooled Shares will be released from the Restrictions on Disposition on the earlier of:

(a)

the day Wildcat or Ventana, as applicable, completes, or has completed, a technical report in accordance with National Instrument 43-101, Standards of Disclosure for Mineral Projects, (“NI 43-101”) that identifies a measured, indicated or inferred mineral resource (as defined in NI 43-101) of at least 1,000,000 ounces of gold on the Property, as such term is defined in the Acquisition Agreement;

	(b)	if Ventana Shares have been issued to the Shareholders:

		(i)	the day an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of Ventana; or

(ii)

the day after any regulatory or public disclosure filings confirming the creation of a new control person or control block holding over 20% of the issued and outstanding shares of Ventana after the completion of the Plan of Arrangement;

	(c)	if Wildcat Shares have been issued to the Shareholders:

		(i)	the day an independent arm’s length third party completes a takeover bid, or otherwise acquires, over 50% of the issued and outstanding shares of Wildcat; or

3	EXECUTION COPY

(ii)

the day after any regulatory or public disclosure filings confirming the creation of a new control person or control block holding over 20% of the issued and outstanding shares of Wildcat after the completion of the Plan of Arrangement; or

(d)

concurrently with the completion of an acquisition by a third party of shares of Ventana or Wildcat including the Ventana Shares or Wildcat Shares, as applicable, held by the Shareholders, which acquisition is conditional upon the release of the Pooled Shares from the Restrictions on Disposition.

1.4

Upon their release from the Restrictions on Disposition pursuant to subsections 1.2 or 1.3 of this Agreement, the Pooled Shares will cease to be governed or affected by this Agreement, without any further action being required.

1.5	During the period in which the Pooled Shares are subject to the Restrictions on Disposition pursuant to this Agreement:

(a) each of the Shareholders may exercise all voting rights attached to the Pooled Shares held by that Shareholder; and

(b) any or all of the Pooled Shares may be transferred to another person only if the transferee agrees with Wildcat or Ventana, as the case may be, to be bound by the terms of this Agreement and signifies such agreement by entering into a voluntary pooling agreement in respect of the shares that are to be transferred on the same terms as are contained in this Agreement.

1.6	Wildcat or Ventana, as the case may be, will conspicuously mark all certificates representing the Pooled Shares with the following legend:

“The shares represented by this certificate are subject to a voluntary pooling agreement among Wildcat Silver Corporation, Ventana Gold Corp. and, inter alia, the holder of these securities, dated for reference May 18, 2006 (the “Agreement”), and are subject to a hold period that expires on the earlier of <> [enter the applicable release date in respect of the applicable amount of Pooled Shares as set out in Schedule “A”] and the day calculated pursuant to subsection 1.3 of the Agreement.”

2.	AMENDMENT AND ASSIGNMENT

This Agreement may be amended only by a written agreement among the parties to this Agreement.

3.	FURTHER ASSURANCES

Wildcat, Ventana and the Shareholders will execute and deliver any further documents and perform any acts necessary to carry out the intent of this Agreement.

4	EXECUTION COPY

4.	TIME

Time is of the essence of this Agreement.

5.	NOTICES

All notices, documents and other communications (“Notices”) required or permitted to be given to the parties to this Agreement will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

(a)	Wildcat:

Wildcat Silver Corporation
400 – 837 West Hastings Street
Vancouver, B.C.
V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

(b)	Ventana:

Ventana Gold Corp.
400– 837 West Hastings Street
Vancouver, B.C.
V6C 3N6
Attention: President
Facsimile No.: (604) 687-1715

(c)	the Shareholders:

Jon Lehmann
5712 East 25th Avenue
Spokane, Washington
99223 United States of America
Facsimile No.: (509) 535-8452

Allen Ambrose
401 West Charlton Avenue
Spokane, Washington
99208 United States of America
Facsimile No.: (509) 921-7325

Notices must be delivered to the party to which notice is to be given to the address above or to such other address as a party may by Notice to the other parties advise. If Notice is delivered or transmitted by telecopier during the normal business hours of the recipient, it will be deemed to be received when delivered or sent by telecopier. If a Notice is delivered or transmitted by

5	EXECUTION COPY

telecopier outside of normal business hours of the recipient, it will be deemed to be received at the commencement of normal business hours of the recipient on the next business day.

6.	COUNTERPARTS

This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original and all of which shall constitute one agreement.

7.	LANGUAGE

Wherever a singular expression is used in this Agreement, that expression is deemed to include the plural or the body corporate where required by the context.

8.	ENUREMENT

This Agreement enures to the benefit of and is binding on the parties and their successors and permitted assigns.

9.	APPLICABLE LAW

This Agreement is subject to and governed by the laws of British Columbia and the parties irrevocably attorn to the non-exclusive jurisdiction of the courts of British Columbia for the resolution of all disputes arising under or in connection with this Agreement.

10.	CONFLICTING AGREEMENTS

Where a provision of this Agreement conflicts or is inconsistent with a provision of any other agreement to which either or all of Wildcat, Ventana and the Shareholders are party, other than the Acquisition Agreement, the terms of this Agreement will supersede any such conflicting provision.

IN WITNESS of this Agreement, the parties have executed and delivered this Agreement as of the date given above.

WILDCAT SILVER CORPORATION	VENTANA GOLD CORP.

Authorized Signatory	Authorized Signatory

JON LEHMANN	ALLEN AMBROSE

EXECUTION COPY

Schedule “A” to the Voluntary Pooling Agreement

Release Schedule for 3,000,000 Pooled Shares

Timed Release

The Pooled Shares will be released on the later of: (i) the date of issuance of the Wildcat Shares or the Ventana Shares pursuant to the exercise of the Special Warrants or the completion of the Plan of Arrangement, as applicable; and (ii) the release dates set out below.

RELEASE DATES	Percentage of Total Pooled Shares to be Released	Total Number of Pooled Shares to be Released to Lehmann	Total Number of Pooled Shares to be Released to Ambrose
May 18, 2006	10% of Pooled Shares	225,000	75,000
November 18, 2006	15% of Pooled Shares	337,500	112,500
May 18, 2007	15% of Pooled Shares	337,500	112,500
November 18, 2007	15% of Pooled Shares	337,500	112,500
May 18, 2008	15% of Pooled Shares	337,500	112,500
November 18, 2008	15% of Pooled Shares	337,500	112,500
May 18, 2009	15% of Pooled Shares	337,500	112,500
TOTAL	100%	2,250,000	750,000

EXECUTION COPY

SCHEDULE H

DECLARATION OF BARE TRUST AND AGENCY AGREEMENT

This Agreement is made as of October 16, 2006,

AMONG:

JON LEHMANN, a businessman with an office at 5712 East 25th
Avenue, Spokane, Washington, VSA

(the “Trustee”)

AND:

CVS EXPLORATIONS LTDA., a Colombia corporation

(“CVS”)

AND:

WILDCAT SILVER CORPORATION, a British Columbia corporation

(“Wildcat”)

WHEREAS:

A.

Pursuant to a letter agreement dated May 18, 2006 between Ventana Gold Corp. (“Ventana”), Wildcat Silver Corporation (“Wildcat”), the Trustee and Allen Ambrose and an agreement to be bound dated the date hereof among Ventana, Wildcat, CVS and 688287 B.C. Ltd. (together the “Acquisition Agreement”), the Trustee and Allen Ambrose (collectively, the “Sellers”) agreed to sell to Wildcat ((on the business that CVS will hold) and Wildcat agreed to purchase, all of the Sellers’ right, title and interest in and to License 327-68, License 328-68, and Concession Proposal HDB-082 (collectively, the “Property”);

B.

Concurrently with the execution of this Agreement, the Trustee has submitted for registration with the Colombian Mining Registry, the documentation to effect the registration of the transfer of legal title to License 327-68 and License 328-68 from the Trustee to CVS, which transfer has not, as of the date hereof, been completed;

C.

CVS and Wildcat have acknowledged that the Sellers have been advised by the Ministry of Mines (Colombia) that other applications for the granting of mineral rights associated with Concession Proposal HDB-082 have been filed (the “Prior Filings”) and although the Sellers are challenging such applications there can be no assurance that the Sellers will be successful and be awarded mineral rights associated with Concession Proposal HDB-082;

- 2 -	EXECUTION COPY

D.

CVS and Wildcat have also acknowledged and agreed that Concession Proposal HDB-082 cannot be transferred until a determination of free area is made, said free area is granted and if and until the Prior Filings are discharged; and

E.

Wildcat and the Trustee have agreed under the Acquisition Agreement, that if the Trustee shall hold any legal title to any of the Property after Closing other than, until and unless the Prior Filings are discharged, Concession Proposal HDB-082, he shall hold that interest in trust as bare trustee, for the benefit of CVS pursuant to the terms of this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the respective covenants and agreements contained herein, the consideration provided for in the Purchase Agreement and for other good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the parties hereto agree as follows

1.	Capitalized Terms. All capitalized terms used but not otherwise defined herein shall have the meanings assigned thereto in the Acquisition Agreement.

2.

Appointment. CVS hereby appoints the Trustee as its nominee, agent and bare trustee to hold legal title to License 327-68 and License 328-68, and if and when the Prior Filings are discharged and any mineral rights associated with Concession Proposal HDB-082 are awarded to the Trustee (“Acquired Rights”) any Acquired Rights, for and on behalf of CVS in accordance with this Agreement, with the full power to manage and deal with License 327-68 and License 328-68, and any Acquired Rights, and to execute any instrument, document or encumbrance in respect of License 327-68 and License 328-68, and any Acquired Rights, for the sole benefit and account of CVS, all at the direction of CVS as principal and beneficial owner and in accordance with this Agreement and the Trustee hereby accepts such appointment.

3.	The Trustee’s Agreements. The parties hereby acknowledge and agree that:

3.1

the Trustee will hold the legal title to License 327-68 and License 328-68, and any Acquired Rights, as nominee, agent and bare trustee for the sole benefit and account of CVS as principal and beneficial owner and the Trustee will have no equitable or beneficial interest in License 327-68 and License 328-68, and any Acquired Rights, and the equitable and beneficial interest in License 327-68 and License 328-68, and any Acquired Rights, will be vested solely and exclusively in CVS;

3.2

the Trustee will hold the legal title to License 327-68 and License 328-68, and any Acquired Rights, as nominee, agent and bare trustee for the sole benefit and account of CVS as principal and beneficial owner, subject to and in accordance with the Acquisition Agreement, this Agreement and subject to the terms and conditions of any transfer, deed, lease, sublease, mortgage, debenture, security agreement, easement, right of way, licence, restrictive covenant or other instrument, document or encumbrances pertaining to the Property or any Acquired Rights;

- 3 -	EXECUTION COPY

3.3

the Trustee will, upon the direction of CVS, deal with License 327-68 and License 328-68, and any Acquired Rights, and do all acts and things in respect of License 327-68 and License 328-68, and any Acquired Rights, at the expense of and as directed by CVS from time to time, but only to the extent that such directions do not conflict with the terms of License 327-68, License 328-68 and/or any Acquired Rights or any applicable laws.

4.

Reimbursement of Expenses. Any payments or disbursements made by the Trustee in respect of the Property or any Acquired Rights in accordance with this Agreement will be made as the agent of and for the account of CVS, as principal, and CVS will reimburse the Trustee for any amount reasonably expended by the Trustee in connection with the Property or any Acquired Rights. All mortgages, debentures or security agreements in respect thereof, are the liabilities of CVS as principal and the Trustee in incurring or granting the same is acting only as agent for CVS. The Trustee will not be entitled to any remuneration or any revenue or profit in respect of the Property or any Acquired Rights for acting as nominee, agent and bare trustee under this Agreement.

5.

Indemnity by Wildcat. Wildcat agrees to indemnify and save harmless the Trustee against any and all liability, loss, cost, action, claim or expense which he may suffer or incur or which may be made against him by any person, firm, corporation, or any governmental authority, arising out of or in any way connected to or resulting from the Trustee’s holding of title to or dealing with the Property or any Acquired Rights including any failure by CVS to reimburse and pay the Trustee under section 4 hereof.

6.	Time Limitation. The powers herein conferred on the Trustee will not extend beyond the expiration of 80 years from the date of execution and delivery of this Agreement, unless renewed.

7.

Term. The term of this Agreement shall commence on the date first written above and shall continue until the earlier of (a) the date that title to each of Licenses 327-68 and 328-68 and any mining rights that may be derived from Concession Proposal HDB-82 have been transferred to CVS and inscribed in the National Mining Registry or, in the case of Concession Proposal HDB-82, such transfer has “failed”; and (b) the five year anniversary of the date hereof. For the purposes of this section the transfer of any mining rights that may be derived from Concession Proposal HDB-82 will be deemed to have “failed” upon the earlier of (i) the expiration of the time prescribed by applicable Colombian law for appealing a refusal by the National Mining Registry to register the requested transfer, without the making of any appeal; (ii) the exhaustion of all appeals of such refusal by the National Mining Registry to register the requested transfer; or (iii) the agreement of the Trustee and CVS (in writing) that further legal proceedings are unlikely to have a positive outcome and no further efforts are warranted. Notwithstanding the foregoing, the parties agree that prior to any termination of this Agreement pursuant to subparagraph (b) hereof, the parties shall discuss with each other the effect of such termination on the ownership of

- 4 -	EXECUTION COPY

the Property with a view to arriving at an alternative arrangement regarding legal and beneficial ownership thereof that reflects the intent of the Acquisition Agreement.

8.

Notices. Any notice given pursuant to or in connection with this Agreement will be in writing and delivered personally to the party for whom it is intended to be addressed at the address of such party last known to the other party.

9.

Further Assurances. The Trustee will perform all such other acts and things and execute all such other documents as are necessary or desirable in the reasonable opinion of CVS and Wildcat to evidence or carry out the terms of this Agreement.

10.

Governing Law. This Agreement and all matters arising under it will be governed by and construed in accordance with the laws of British Columbia which will be deemed to be the proper law of this Agreement and the courts of British Columbia will have the non-exclusive jurisdiction to entertain and determine all claims and disputes arising out of or in any way connected with this Agreement and the validity, existence and enforceability of this Agreement.

11.

No waiver. No failure or delay on the part of either party in exercising any right, power, or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as may be limited by this Agreement, any party may, in its sole discretion, exercise any and all rights power remedies and recourses available to it under this Agreement or any other remedy available to it and such rights, powers, remedies and recourses may be exercised concurrently or individually without the necessity of making any election.

12.

No Derogation. This Agreement shall in no way limit or derogate from, shall not merge with and is without prejudice to the covenants, agreements, representations, warranties, indemnities and obligations of the parties hereto contained in the Acquisition Agreement, all of which shall continue in full force and effect in accordance with the terms thereof. In the event of any conflict or inconsistency between this Agreement and the Acquisition Agreement, the Acquisition Agreement shall prevail.

13.	Amendment. This Agreement may be altered or amended only by an agreement in writing signed by the parties hereto.

14.	Enurement. This Agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors and assigns.

IN WITNESS WHEREOF this Agreement has been executed the day and year first above written.

- 5 -	EXECUTION COPY

Witness	Jon Lehmann

CVS EXPLORATIONS LTDA.

Per: _______________________________________
Authorized Signatory

WILDCAT SILVER CORPORATION

Per: _______________________________________
Authorized Signatory

EXECUTION COPY

SCHEDULE I

ACCREDITED INVESTOR CERTIFICATE

TO:	Wildcat Silver Corporation (the “Corporation”)

The undersigned hereby represents, warrants and certifies to the Corporation and its counsel and acknowledges that the Corporation and its counsel is relying thereon that the undersigned:

1.	is purchasing the Special Warrants (as defined in the agreement to which this Schedule is appended) as principal for its own account; and

2.

is an “accredited investor” within the meaning of National Instrument 45-106, Prospectus and Registration Exemptions, by virtue of satisfying the indicated criterion as set out in the attached Appendix To Accredited Investor Certificate

[Name and signature]

_________________________________ Authorized Signatory

- 2 -	EXECUTION COPY

Appendix To Accredited Investor Certificate

Accredited Investor - (defined in National Instrument 45-106) means:

_____	(a)	a Canadian financial institution, or Schedule III Bank,

_____	(b)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),

_____	(c)

a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

_____	(d)

a person registered under the securities legislation of a jurisdiction of Canada, as an adviser or dealer, other than a person registered solely as a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

_____	(e)	an individual registered or formerly registered under the securities legislation of a jurisdiction of Canada as a representative of a person or company referred to in paragraph (d),

_____	(f)	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,

_____	(g)

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la tax scolaire de l’île de Montréal or an intermunicipal management board in Québec,

_____	(h)	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agent of that government,

_____	(i)	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada) or a pension commission or similar regulatory authority of a jurisdiction of Canada,

_____	(j)

an individual who, either alone or with a spouse, beneficially owns, directly or indirectly, financial assets having an aggregate realizable value that before taxes, but net of any related liabilities, exceeds $1,000,000,

_____	(k)

an individual whose net income before taxes exceeded $200,000 in each of the two most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the two most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

_____	(l)	an individual who, either alone or with a spouse, has net assets of at least $5,000,000,

_____	(m)

a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements, provided such person is not created or used solely to purchase or hold securities as an accredited investor under this paragraph (m),

_____	(n)	an investment fund that distributes or has distributed its securities only to:

		(a)	a person that is or was an accredited investor at the time of distribution,

		i.	a person that acquires or acquired securities in the circumstances referred to in sections 2.10 [Minimum amount investment] and 2.19 [Additional Investment in Investment Funds] of NI 45-106, or

		ii.	a person described in (i) or (ii) that acquires or acquired securities under section 2.18 [Investment fund reinvestment] of NI 45- 106,

- 3 -	EXECUTION COPY

_____	(o)

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Quebéc, the securities regulatory authority, has issued a receipt,

_____	(p)

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by a trust company or trust corporation, as the case may be,

_____	(q)	a person acting on behalf of a fully managed account managed by that person if that person:

		(a)	is registered or authorized to carry on business as an advisor or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction, and

		(b)	in Ontario, is purchasing a security that is not a security of an investment fund,

_____	(r)

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

_____	(s)	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) through (d) and paragraph (i) in form and function,

_____	(t)

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

_____	(u)	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser, or

_____	(v)	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Quebéc, the regulator as:

		(a)	an accredited investor, or

		(b)	an exempt purchaser in Alberta or British Columbia after September 14, 2005.

NOTE: The investor should initial beside the portion of the above definition applicable to it.

For the purposes of the preceding Schedule To Accredited Investor Certificate:

(a)

“control person” has the meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, the Northwest Territories, Nova Scotia, Nunavut, Ontario, Quebéc and Prince Edward Island, where “control person” means any person that holds or is one of a combination of persons that holds:

	(i)	a sufficient number of any of the securities of an issuer so as to affect materially the control of the issuer, or

	(ii)	more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of that issuer;

(b)	“eligibility adviser” means:

(i)

a person that is registered as an investment dealer or in an equivalent category of registration under the securities legislation of the jurisdiction of a purchaser and authorized to give advice with respect to the type of security being distributed, and

(ii)

in Saskatchewan or Manitoba, also means a lawyer who is a practising member in good standing with a law society of a jurisdiction of Canada or a public accountant who is a member in good standing of an institute or association of chartered accountants, certified

- 4 -	EXECUTION COPY

general accountants or certified management accountants in a jurisdiction of Canada provided that the lawyer or public accountant must not:

(A)	have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders or control persons, and

(B)

has not acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person or company that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous twelve (12) months;

(c)	“financial assets” means:

	(i)	cash,

	(ii)	securities, or

	(iii)	a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

(d)	“founder” means, in respect of an issuer, a person who,

(i)

acting alone, in conjunction, or in concert with one or more other persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

	(ii)	at the time of the trade is actively involved in the business of the issuer;

(e)

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

(f)

“investment fund” means a mutual fund or a non-redeemable investment fund, and for greater certainty in British Columbia, includes an employee venture capital corporation without a restricted constitution and a registered venture capital corporation whose business objective is making multiple investments;

(g)	“person” includes

	(i)	an individual,

	(ii)	a corporation;

	(iii)	a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

	(iv)	an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative,

(h)	“related liabilities” means

	(i)	liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

	(ii)	liabilities that are secured by financial assets; and

(i)	“spouse” means an individual who

	(i)	is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

	(ii)	is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

	(iii)	in Alberta, is an individual referred to in paragraph (i) or (ii), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta).